Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1, including Amendments No. 1 and 2, thereto, of our report dated April 25, 2003 relating to the financial statements of New Haven Savings Bank, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” and “Selected Financial Data” in such Registration Statement.

/S/    PRICEWATERHOUSECOOPERS LLP

Hartford, CT

January 15, 2004